Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Alleghany Corporation:

We consent to the incorporation by reference in the registration statement on Form S-4 of Alleghany Corporation of our reports dated February 23, 2011, with respect to the consolidated balance sheets of Alleghany Corporation as of December 31, 2010 and 2009, and the related consolidated statements of earnings and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appears in the December 31, 2010 annual report on Form 10-K of Alleghany Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

December 6, 2011